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Exhibit 5.18

                 [Letterhead of BUTLER, SNOW, O'MARA, STEVENS & CANNADA, PLLC]

        May 12, 2005

Alderwoods Group, Inc.
311 Elm Street, Suite 1000
Cincinnati, Ohio 45202

Jones Day
77 W. Wacker Drive
Chicago, Illinois 60601

  Re:
  $200,000,000 of 7 3/4% Senior Notes due 2012

Ladies and Gentlemen:

        We have acted as special local counsel for Family Care, Inc. and Stephens Funeral Fund, Inc., each a Mississippi corporation (collectively, the "Covered Guarantors), in connection with the offer and sale by Alderwoods Group, Inc., a Delaware corporation and a direct or indirect parent of the Covered Guarantors (the "Company"), of up to $200,000,000 aggregate principal amount of 7 3/4% Senior Notes due 2012 (collectively, the "Exchange Notes"), as required by the Registration Rights Agreement, dated as of August 19, 2004 (the "Registration Rights Agreement"), among the Company, the subsidiary guarantors, including the Covered Guarantors, listed on Schedule A thereto (collectively, the "Guarantors"), and Banc of America Securities LLC and Morgan Stanley & Co. Incorporated (collectively, the "Initial Purchasers"). The Exchange Notes are being issued in exchange for those certain 7 3/4% Senior Notes due 2012 in the aggregate principal amount of up to $200,000,000 (collectively, the "Notes"), which were offered and sold pursuant to the Purchase Agreement, dated as of August 5, 2004 (the "Purchase Agreement"), among the Company, the Guarantors and the Initial Purchasers. The Notes were issued pursuant to the Indenture, dated as of August 19, 2004 (the "Indenture"), between the Company, the Guarantors and Wells Fargo Bank, N.A., as trustee (the "Trustee"). Capitalized terms used in this opinion but not otherwise defined herein shall have the respective meanings given such terms in the Indenture.

        We call your attention to the fact that we do not represent the Covered Guarantors on a regular basis and that, during the fiscal year ended December 31, 2004, and to the date hereof, we represented the Covered Guarantors only in connection with the issuance of this opinion and an opinion dated August 19, 2004, and we have not been engaged for any other purposes, and there may exist matters of a legal nature which could have a bearing on the transactions contemplated by the Registration Rights Agreement and the related transactions with respect to which we have not been consulted.

        In connection with the opinions expressed herein, we have examined such documents, records, certificates of certain officers of the Covered Guarantors, certificates of public officials and matters of law as we have deemed relevant or necessary for purposes of this opinion.

        The opinions set forth herein are limited to the law of the State of Mississippi and the Federal law of the United States, and we express no opinion herein as to the law of any other jurisdiction. To the extent required by the following opinions, and notwithstanding any governing law provisions contained in the Indenture, the Guarantee or any of the other documents executed in connection with the Registration Rights Agreement, we have assumed that the courts will apply the laws of the State of Mississippi to the interpretation, construction and enforcement of such documents. Our opinion set forth in Section 1 below with respect to the valid existence of the Covered Guarantors is based solely upon certificates to such effect issued by the Secretary of State of Mississippi and such opinion is limited to the meaning ascribed to such certificates by the Secretary of State of Mississippi.

        Based upon the foregoing, and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that:

  1.
  Each Covered Guarantor is a corporation validly existing under the laws of the State of Mississippi (the "State").

  2.
  As of the date of the Indenture, each of the Covered Guarantors had the corporate power and authority to enter into, and as of the date hereof each of the Covered Guarantors has the corporate power and authority to perform its obligations under the Indenture.

  3.
  The execution and delivery of the Indenture and the performance by each Covered Guarantor of its obligations thereunder (i) have been duly authorized by all necessary corporate action on the part of each Covered Guarantor; and (ii) will not result in any violation of the provisions of the articles of incorporation or by-laws of either Covered Guarantor.

  4.
  When the Registration Statement (as defined below) has become effective under the Securities Act and the Guarantees of the Exchange Notes of the Covered Guarantors are delivered in accordance with the terms of the exchange offer, the Guarantee of the Exchange Notes of each Covered Guarantor will constitute a valid and binding obligation of such Covered Guarantor, except to the extent that enforceability (a) may be limited by bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting generally the rights or remedies of creditors or secured parties or the obligations of debtors and (b) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity), and except to the extent that certain remedies, waivers and other provisions of the Guarantee may not be enforceable, but such unenforceability will not render the Guarantee invalid as a whole or preclude the judicial enforcement of the obligation of such Covered Guarantor to repay the principal, together with interest thereon, as provided in the Exchange Note (to the extent not deemed a penalty).

        We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement on Form S-4 (the "Registration Statement") to be filed with the Securities and Exchange Commission in connection with the issuance of the Exchange Notes, and to the reference to us under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement.

        This opinion is rendered solely to the addressees hereof in connection with the closing of the transactions contemplated by the Registration Rights Agreement and the transactions contemplated thereby and may not be relied upon by any other person for any other purpose without our prior written consent.

Very truly yours,
BUTLER, SNOW, O'MARA, STEVENS & CANNADA, PLLC
By:	/s/ BENJAMIN W. ROBERSON Benjamin W. Roberson, Member

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  Exhibit 5.18